LAW OFFICES OF

Guess&Rudd P.C.

510 L STREET, SUITE 700
ANCHORAGE, ALASKA 99501-1964
TELEPHONE (907) 793-2200
FACSIMILE (907) 793-2299

GARY A. ZIPKIN
LOUIS R. VEERMAN
JAMES D. LINXWILER
JAMES D. DEWITT
JOSEPH J. PERKINS, JR.
GEORGE R. LYLE
MICHAEL G. MCLAUGHLIN
[illegible]
[illegible]
[illegible]
JONATHAN A. WOODMAN
[illegible]
[illegible]
[illegible]
CHRISTINA RANKIN
PAMELA D. WEISS
[illegible]
[illegible]

W. EUGENE GUESS 1932-1975
JOSEPH RUDD 1933-1978
FRANCIS E. SMITH, JR. 1941-1991

OFFICES IN
ANCHORAGE & FAIRBANKS

OF COUNSEL
MARGARET S. JONES
GREGORY S. SILVEY

July 6, 2006

Little Squaw Gold Mining Company
Att: Richard R. Walters
3412 S. Lincoln Drive
Spokane, Washington 99203

Re: Little Squaw Gold Mining Company
Our File No. 5951.4

Dear Ladies and Gentlemen:

We are acting as counsel to Little Squaw Gold Mining Company (the "Company") for Alaska legal matters in connection with the proposed issuance by the Company of up to 500,000 shares of its Common Stock, par value $0.10 per share (the "Shares"), as contemplated by Amendment No. 1 to the Registration Statement on Form SB-2/A to be filed by the Company with the Securities and Exchange Commission on or about July 7, 2006 under the Securities Act of 1933, as amended (the "Act"), said Amendment No. 1 to the Registration Statement being hereinafter called the "Amendment Statement".

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amendment Statement, (ii) a Certificate of Good Standing issued by the Alaska Department of Commerce, Community and Economic Development, (iii) the Company's Amended Articles of Incorporation, (iv) the Company's currently effective Bylaws, and (v) minutes of the Corporation's Board of Directors and shareholders. We also have examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. As to various facts material to the opinions expressed below, we have relied upon certificates of public officials, representations and certifications from officers of the Company regarding the authenticity and completeness of Company documents provided to us by the Company, and representations contained in the documents referred to above.

then, the Shares referred to above will have been legally issued, fully paid, and non-assessable.

The Company is an Alaska corporation. This opinion is limited to matters governed by the internal laws of the state of Alaska.

These opinions are given as of the date hereof, without any obligation to update these opinions or to advise the addressee hereof, or any other party, of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

We hereby consent to the filing of this Opinion with the Amendment Statement, and to the references to our firm under the headings "Legal Matters" in the Prospectus which forms part of the Amendment Statement. Except as expressly permitted hereby, this Opinion may not be used, delivered, circulated, filed, quoted or otherwise referred to by anybody other than the addressee, nor may it be used for any purpose other than as specifically described herein.

Very truly yours,

Guess & Rudd P.C.

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